SUPPLEMENT TO THE
LITHIA MOTORS, INC.
EXECUTIVE MANAGEMENT
NON-QUALIFIED DEFERRED COMPENSATION
AND LONG-TERM INCENTIVE PLAN

PURPOSE

The purpose of this Supplement A to the Lithia Motors, Inc. Executive Management Non-Qualified Deferred Compensation Plan, as amended from time to time and supplemented by this Supplement A (the “Plan”) is to enable Non-Employee Directors to elect to defer receipt of their Director Fees (as each is defined herein). This Supplement A to the Plan originally became effective on July 29, 2024 and replaced the Company’s Outside Director Nonqualified Deferred Compensation Agreement, originally approved by the Board on November 22, 2005. This Supplement A was further amended and restated effective November ___, 2024. Except as modified by this Supplement A, all the provisions of the Plan shall be incorporated into this Supplement A. This Supplement A is a part of the Plan and shall be administered in accordance with the provisions thereof.

Article 1
DEFINITIONS
The terms used in this Supplement A shall have the meanings defined in the Plan, except for the following special definitions. Section numbers shall refer exclusively to this Supplement A absent a specific statement to the contrary:

1.“Annual Deferral Amount” shall mean that portion of the Director Fees that a Non-Employee Director defers in accordance with the Plan and Article 2 below for any one Plan Year.
2.“Director Fees” shall mean the annual cash retainer fees earned by a Participant in his or her capacity as a Non-Employee Director, any additional cash retainer fees earned by a Participant in connection with his or her service on any committee of the Board, or other cash fees earned by a Participant in his or her capacity as a Non-Employee Director.
3.“Non-Employee Director” shall mean a member of the Board who is not an employee of the Company or any of its subsidiaries. For purposes of this Supplement A, a Non-Employee Director who elects to defer his or her Director Fees shall be deemed to be a “Participant” for purposes of the terms of the Plan.
4.“Separation from Service” shall include, for any Participant that is a Non-Employee Director, such Participant’s termination of service as a Non-Employee Director that constitutes a “separation from service” within the meaning of Code Section 409A.

Article 2
DEFERRAL OF FEES
1.Deferral of Fees. For each Plan Year, a Non-Employee Director may elect to defer his or her Director Fees pursuant to the terms of the Plan, this Supplement A and the election form approved by the Committee for this purpose.
2.Election to Defer.
(a)Effect of Election. An election under this Article 2 shall be effective only with respect to Director Fees earned after the effective date of the election. Except as otherwise provided in Section 2.2(b), a Non-Employee Director may elect to become a Participant in the Plan for any subsequent Plan Year by electing, no later than December 31 of the immediately preceding Plan Year, to make deferrals under the Plan.
(b)New Non-Employee Directors. Each individual who first becomes a Non-Employee Director after the date this Supplement A becomes effective may elect to become a participant in the Plan by electing to make deferrals under the Plan no later than the deadline set forth in the deferral election form with respect to the Director Fees in connection with such appointment or election.
(c)Limitations on Deferrals. With respect to a Deferral Period, a Non-Employee Director may elect to defer up to 100% of his or her Director Fees.
(d)Deferral Change. A Non-Employee Director’s valid deferral election shall remain in effect for the applicable Deferral Period. The election shall be irrevocable as of December 31 immediately preceding such Deferral Period. Subject to Section 11.11 of the Plan, the Committee shall establish such rules and procedures as it may decide with respect to the modification or termination of a Participation Election prior to it becoming irrevocable and at such other times as the Committee may determine, provided that such rules and procedures are established in a manner intended to comply with the requirements under Code Section 409A.
3.Investment of Deferred Director Fees. The Company shall establish a separate deferred compensation account on its books in the name of each Non-Employee Director who has elected to participate in the Plan. A cash amount shall be credited to each such Non-Employee Director’s account as of each date on which amounts deferred under the Plan would otherwise have been paid to such Non-Employee Director. In accordance with, and subject to, the rules and procedures that are established from time to time by the Company, amounts shall be credited or debited to a Non-Employee Director’s Account Balance in accordance with Section 6.2 of the Plan. The Non-Employee Director’s Account Balance shall become payable as set forth in Article 3 below.
4.Deferral into Stock Unit. The Company may further permit each Non-Employee Director to defer their Director Fees into restricted stock units with deferred settlement to be granted and governed by the 2013 Amended and Restated Stock Incentive Plan, or its successor plan, and the RSU Deferral Plan as adopted January 1, 2023, or its successor, as applicable.
Article 3
PAYMENT OF ACCOUNT BALANCE
1.Distribution. Payment of a Non-Employee Director’s Account Balance shall be paid as soon as practicable following the date(s) specified by the Non-Employee Director in the applicable deferral election form (and in no event later than thirty (30) days following the applicable date), or if earlier, a Separation from Service. Payments on account of a Separation from Service shall be made to a Non-Employee Director (or, in the case of a Separation from Service due to death, the Non-Employee Director’s Beneficiary) in a lump sum within thirty (30) days following the date of Separation from Service.